Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 for the registration of 5,166,270 shares of common stock) pertaining to the 2014 Equity Compensation Plan of Five Star Quality Care, Inc. of our reports dated September 17, 2014, with respect to the consolidated financial statements of Five Star Quality Care, Inc. and the effectiveness of internal control over financial reporting of Five Star Quality Care, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 22, 2014